Exhibit 99.1

FOR IMMEDIATE RELEASE
Oct. 16, 2002

State, Safety-Kleen reach agreement


COLUMBIA -- The S.C. Department of Health and Environmental Control and Safety-Kleen have reached an agreement that will provide adequate funding for the closure and post-closure maintenance, and to address any environmental damage during the next 100 years, at the Pinewood hazardous waste landfill near Sumter, DHEC announced Wednesday.

The agreement calls for establishing a Site Trust to be managed by an independent trustee, which will assume all assets and liability at the site, and an environmental impairment trust fund. DHEC will maintain regulatory authority over the site.

"We believe this agreement is fair and in the best interest of the state," said
R. Lewis Shaw, DHEC deputy commissioner for Environmental Quality Control. "The company has agreed to provide adequate funding to cap, secure and maintain the Pinewood facility for the next 100 years. Additional funding also is provided to address any other occurrence at the site that damages the environment."

Terms of the agreement, which must be approved by the U.S. Bankruptcy Court, require Safety-Kleen to:

o set up a $14.5 million New Environmental Impairment Trust Fund to address environmental concerns at the Pinewood facility. This will be merged with a currently existing trust fund of almost $21 million; o pay the Site Trust $13 million in cash for closure costs; and o purchase an annuity that will provide cash payment of roughly $1 million a year, ultimately providing the Site Trust more than $121 million over the next century.

Safety-Kleen is seeking Chapter 11 protection from its creditors and is moving its corporate headquarters to Dallas. The S.C. Department of Natural Resources and the state-owned utility Santee Cooper, which also have claims against the company, are expected to sign releases as part of the overall agreement.

The Pinewood landfill has not operated since September 2000.

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For more information:
Jan Easterling - (803) 8983884
easterjr@dhec.state.sc.us